SUBSTITUTE POWER OF ATTORNEY

Pursuant to a written limited power of attorney,
 a copy of which was previously filed (the ?Power of Attorney?), the undersigned, Scott Siamas, has been constituted and appointed true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to do and perform every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of the rights and powers granted in said Power of Attorney, by the following individuals:

Benioff, Marc
Harris, Parker
Milano, Miguel
Niles, Sabastian
Reddy, Sundeep
Tallapragada, Srinivas
Washington, Robin

Know all by these presents, that, pursuant to the powers granted to the undersigned in the Power of Attorney, the undersigned hereby constitutes and appoints Andrew Leeds as a substitute to the undersigned attorney-in-fact, with full power of substitution or resubstitution, and with full power and authority to do and perform every act and thing whatsoever requisite, necessary or proper to be done in the exercise of the rights and powers granted to the undersigned in said Power of Attorney. For the avoidance of doubt, the foregoing appointment shall not serve as a revocation of the powers granted to the undersigned himself in the Power of Attorney.

This Substitute Power of Attorney shall remain in full force and effect unless and until revoked by the undersigned.

IN WITNESS WHEREOF, the undersigned has caused this Substitute Power of Attorney to be executed as of this 31st day of July 2025.

By: /s/ Scott Siamas
Name: Scott Siamas